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                     AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT


          AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT (this "Amendment"), dated as of October 23, 1999, by and between NTL INCORPORATED, a Delaware corporation (the "Company"), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Rights Agent (the "Rights Agent"). This Amendment amends the Rights Agreement, as amended (the "Rights Agreement"), dated October 13, 1993, by and between the Company and the Rights Agent. Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Rights Agreement.

         Whereas, in accordance with Section 27 of the Rights Agreement, an officer of the Company has delivered to the Rights Agent an officer's certificate as to the compliance of this Amendment with Section 27 of the Rights Agreement;

         Whereas, the Company has been made aware of discussions between France Telecom, S.A. ("France Telecom") on the one hand and European Cable Capital Partners, L.P.; Bridge Street Fund 1996, L.P.; GS Capital Partners L.P. and Stone Street Fund 1996, L.P. (collectively, the "Partnerships"), which hold shares of Company Common Stock acquired earlier this year (collectively, the "Partnership Shares"), on the other, concerning the sale by the Partnerships of 3,300,000 shares of the Partnership Shares (the "Partnership Sale Shares") to France Telecom and pursuant to the provisions of Section 2.7 of the registration rights agreement, dated March 8, 1999, by and between the Company and, among other parties, the Partnerships (the "Partnerships Registration Rights Agreement"), France Telecom has agreed to purchase up to an additional approximately 1,400,000 shares of Common Stock from shareholders with "tag-along" (collectively, the "Tag Along Shares" and together with the Partnership Sale Shares, collectively, the "Sale Shares");

         Whereas, France Telecom's wholly owned subsidiary, Compagnie Generale des Communications (Cogecom) S.A. ("COGECOM") holds 3,378,379 shares of Common Stock and 750,000 shares of 5% Cumulative Participating Convertible Preferred Stock, Series A (the "Series A Preferred Stock"), of the Company, which is convertible into an aggregate of 7,500,000 shares of Common Stock; and

         Whereas, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders, to amend, to the extent necessary, the Rights Agreement to exempt the purchase of the Sale Shares by France Telecom from the application of the Rights Agreement.

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         In consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

                  Section 1. Incorporation of "COGECOM," "France Telecom," "Partnership Sale Shares," "Partnership Shares," "Partnerships," "Partnerships Registration Rights Agreement," "Sale Shares," "Series A Preferred Stock" and "Tag Along Shares" as Defined Terms of Rights Agreement. The terms "COGECOM," "France Telecom," "Partnership Sale Shares," "Partnership Shares," "Partnerships," "Partnerships Registration Rights Agreement," "Sale Shares," "Series A Preferred Stock" and "Tag Along Shares" and the respective definitions of such terms as set forth in the preamble of this Amendment are hereby incorporated in the Rights Agreement under the heading "Certain Definitions" in
Section 1 thereof.

                  Section 2.   Amendment to Definition of "Acquiring Person."
Section 1(a) of the Rights Agreement is hereby amended to add the following sentence after the last sentence thereof, which sentence was added pursuant to Amendment No. 1 to the Rights Agreement, dated as of March 31, 1999:

                  "Notwithstanding anything in this Agreement to the contrary, France Telecom and/or any of France Telecom's Affiliates or Associates shall not be considered an Acquiring Person as a result of having become the Beneficial Owner of (i) the Common Stock issued and sold pursuant to the Purchase Agreement, (ii) the Common Stock issued upon conversion or redemption of, or as a dividend with respect to, the Series A Preferred Stock and any subsequent series of preferred stock of the Company resulting from the issuance of the Series A Preferred Stock or (iii) the Sale Shares. Notwithstanding the foregoing, in the event France Telecom and/or any of France Telecom's Affiliates or Associates shall acquire any Common Stock or securities convertible, exercisable, exchangeable or redeemable into Common Stock or be issued Common Stock upon the conversion, exercise, exchange or redemption of, or as a dividend with respect to securities of the Company after the date hereof and other than as described in the immediately preceding sentence, then (i) France Telecom and/or any of France Telecom's Affiliates or Associates shall be deemed to beneficially own all such securities as well as any securities previously or thereafter acquired and then owned by France Telecom and/or any of France Telecom's Affiliates or Associates and (ii) all securities deemed to be beneficially owned by France Telecom and/or any of France Telecom's Affiliates or Associates shall be counted in determining when such Person is an "Acquiring Person."

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                  Section 3. Rights Agreement as Amended. The term "Agreement"
as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                  Section 4. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

                  Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

                  Section 6. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.


Attest:                                  NTL INCORPORATED


By: /s/ Richard J. Lubasch                  By: /s/ George S. Blumenthal
   --------------------------------         ------------------------------------
   Name:  Richard J. Lubasch                Name: George S. Blumenthal
   Title: Executive Vice President-         Title: Chairman and Treasurer
          General Counsel and Secretary

Attest:                                  CONTINENTAL STOCK TRANSFER
                                         & TRUST COMPANY


By: /s/ William F. Seegraber             By: /s/ Michael J. Nelson
   --------------------------------         ------------------------------------
   Name:  William F. Seegraber              Name: Michael J. Nelson
   Title: Vice President                    Title: President

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